EX-FILING FEES

Calculation of Filing Fee Tables

FORM S-4

(Form Type)

SharpLink Gaming, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(5)
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock(1)	Rules 457(c) and 457(f)	22,347,630	$1.68	$34,432,280	$0.0000927	$3,469.97
	Equity	Series A-1 Preferred Stock(2)	Rules 457(c) and 457(f)	74,707	$1.68	$125,134	$0.0000927	$11.60
	Equity	Series B Preferred Stock(3)	Rules 457(c) and 457(f)	124,810	$1.68	$209,057	$0.0000927	$19.38
	Equity	Options and Warrants(4)	Rules 457(c) and 457(f)	5,787,165	$1.68	$9,693,501	$0.0000927	$898.59
	Total Offering Amounts					$47,483,843		$4,402
	Total fees Previously Paid:							0.00
	Total Fee Offsets:							0.00
			Net Fee Due:					$4,402

(1)	Relates to the shares of common stock of SharpLink Gaming, Inc., a Delaware corporation (“SharpLink US”), issuable to holders of ordinary shares of SharpLink Gaming Ltd., an Israeli company (“SharpLink Israel”), in connection with the merger of SharpLink Israel with and into SharpLink Merger Sub Ltd., an Israeli company and wholly owned subsidiary of SharpLink US, with SharpLink Israel being the surviving entity and a wholly owned subsidiary of SharpLink US (the “Domestication Merger”).
(2)	Represents shares of Series A-1 Preferred Stock of SharpLink US that will be issued on a 1-for-1 basis in exchange for outstanding Preferred A-1 Shares of SharpLink Israel in connection with the Domestication Merger.
(3)

Represents shares of Series B Preferred Stock of SharpLink US that will be issued on a 1-for-1 basis in exchange for outstanding Preferred B Shares of SharpLink Israel in connection with the Domestication Merger.

(4) Represents options and warrants to purchase SharpLink US common stock that into which currently outstanding options and warrants of SharpLink Israel will convert.

(5)	With respect to the shares of SharpLink US common stock issued pursuant to the Domestication Merger, calculated pursuant to Rule 457(f)(1) and Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), based on the average of the high and low prices for ordinary shares of SharpLink Israel as reported on the Nasdaq Capital Market on January 31, 2022.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee OffsetSource
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims
Fee Offset Sources
Rule 457(p)
Fee Offset Claims
Fee Offset Sources

Table 3: Combined Prospectuses

Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date